Exhibit 99.1

ECD Auto Design Announces Addition of Chief Revenue Officer Kevin Kastner

KISSIMMEE, Fla., Nov. 18, 2024 -- ECD Automotive Design, Inc. (Nasdaq: ECDA) (“ECA Auto Design” or the “Company”), an industry leader in delivering restored, modified and electrified Land Rover Defenders, Jaguars, Ford Mustangs, and Toyota FJs announced the addition of experienced marketing executive, Kevin Kastner as Chief Revenue Officer (CRO).

As CRO, Mr. Kastner will be tasked with driving sales and price point growth through new market channels. He will be responsible for managing all aspects of the revenue stream within the organization, with the aim of meeting or exceeding annual projections. Kevin will help develop our retail strategy that we intend to launch soon.

“We are pleased to welcome an experienced marketing and sales executive in the automotive industry like Kevin to ECD to help fill our factory and drive additional sales,” said Scott Wallace, CEO of ECD Auto Design. “Kevin has extensive experience helping build and evolve successful sales organizations and businesses. We look forward to working with Kevin and providing future updates on our sales progress.”

Before joining ECD Auto Design, Mr. Kastner served as the director of sales and marketing at Moss Motors Ltd., where he played a pivotal role in enhancing the brand presence of this classic British auto parts provider. At AMSOIL, Inc., he excelled as a Marketing Manager, driving growth for their synthetic lubricants and fuel additives. As the former CEO of Iron Dog, Mr. Kastner led the world’s longest, toughest snowmobile race, traversing 2,500 miles of Alaskan backcountry for seven years, showcasing his ability to navigate challenging markets and build resilient organizations.

Kevin Kastner’s leadership journey also includes helping launch the commercial utility boat segment at Alumaski’s MacKinnon Marine, where he served as Marketing Director and CEO. His educational background includes studying Mechanical Engineering at the University of Oklahoma and Southern Nazarene University. Kevin’s hands-on approach and diverse expertise are further highlighted by his Class B commercial driver’s license with motorcycle endorsement and a private pilot license.

About ECD Auto Design

ECD, a public company trading under the symbol ECDA on the Nasdaq Stock Market, is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, ECD restores Land Rovers Defenders, Land Rover Series IIA, the Range Rover Classic, the Jaguar E-Type and we have recently added the Ford Mustang and Toyota FJs. Each vehicle produced by ECD is fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified Automotive Service Excellence (“ASE”) craftsmen. The company was founded in 2013 by three British “gear heads” whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD’s global headquarters, known as the “Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 90 talented craftsmen and technicians, who hold a combined 61 ASE and five master level certifications. ECD has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

Investor Contact:

Brian M. Prenoveau, CFA

MZ Group - MZ North America

ECDA@mzgroup.us

+561 489 5315

SOURCE: ECD Automotive Design, Inc.